Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Announces Fourth Quarter and Full Year 2008 Financial Results
Company Announces Reduction In Force and Updates Cash Burn Guidance
Conference Call to be Held Today at 11:00 a.m. EDT
LEXINGTON, Mass — March 12, 2009— EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform today reported financial results for the fourth quarter and full year ended December 31, 2008.
“Our key priority is improving the financial health of EPIX,” said Elkan Gamzu, Ph.D., president and chief executive officer of EPIX. “Although 2008 was a challenging year for EPIX and to date, 2009 has been as well, we continued to make progress toward executing our long-term growth strategy focused on utilizing our in silico drug technology platform as the basis to discover and develop novel therapeutics. From a clinical development perspective, during the past year, we successfully initiated Phase 2b trials for PRX-08066 in patients with chronic obstructive pulmonary disease and for PRX-03140 focused on patients with Alzheimer’s disease. In our preclinical programs, we achieved several milestones with our partners GlaxoSmithKline (GSK) and Cystic Fibrosis Foundation Therapeutics (CFFT), which were revenue-generating events and, in the case of CFFT, led to the expansion of our collaboration. In addition, we successfully achieved U.S. Food and Drug Administration (FDA) approval for Vasovist® (gadofosveset trisodium), our novel blood pool magnetic resonance angiography (MRA) agent. This approval positions the company to pursue a potential monetization strategy for Vasovist. We continue to seek to obtain capital and to advance other components of our overall strategy, including moving our Phase 2b program for PRX-03140 forward.”
Reduction In Force
EPIX announced today that it is further reducing its cost structure by reducing its workforce by approximately 50%, effective immediately. The company plans to maintain the narrowed research and development focus it established in late 2008 which includes its lead clinical program, PRX-03140 being developed for the treatment of Alzheimer’s disease, its partnered preclinical programs with GlaxoSmithKline and Cystic Fibrosis Therapeutics and PRX-08066 being developed for patients with chronic obstructive pulmonary disease (COPD) and moderate-to-severe pulmonary hypertension (PH).
In addition, in light of this corporate action, President and CEO Elkan Gamzu made the decision to voluntarily reduce his annual base salary by 50% until further notice. Despite the reduction to his salary, Dr. Gamzu will continue to perform his management duties on a full-time basis.
EPIX estimates that this reduction in force will result in a decrease to its annual salary and benefits costs of approximately $4.4 million. Estimated charges of approximately $0.6 million will be recorded in the first quarter of 2009 in connection with one-time employee termination benefits, including severance, and other benefits. This reduction in force, combined with the earlier action taken by the company in October 2008, is expected to result in a total decrease in annual salary and benefits costs of approximately $7.4 million.
“The decision to take this corporate action was very difficult, but our management team and the Board of Directors believe that it is in the best interest of all EPIX stakeholders,” said Kim C. Drapkin, chief financial officer of EPIX. “We remain focused on fortifying the company’s balance sheet and continue to explore all opportunities available to us including the potential monetization of Vasovist and working with our stakeholders and partners to strengthen the overall financial health of our business. We believe our recent corporate actions will allow us to further align our current resources with our best near-term clinical development opportunities as well as focus on our preclinical programs that are largely supported by our partners.”
Financial Results
As of December 31, 2008, EPIX had cash, cash equivalents and short-term investments of $24.6 million compared with $61.1 million on December 31, 2007. Based upon the reductions in force taken in October 2008 and March 2009, as well as the company’s other efforts to conserve cash, EPIX believes that its cash, cash equivalents and short-term investments will be sufficient to fund the company’s operations through August 2009. To sustain operations beyond August 2009, the company will need to raise substantial capital and is considering a number of strategies to improve its financial position and extend its cash resources.
Net loss for the full year ended December 31, 2008 was $36.7 million, or $0.88 per share, compared with $62.8 million, or $1.85 per share, for the full year ended December 31, 2007. Net loss for the fourth quarter ended December 31, 2008 was $10.4 million, or $0.25 per share, compared with $12.3 million, or $0.33 per share, for the same period of 2007.
Total revenues for the full year ended December 31, 2008 were $28.6 million compared with $15.0 million for 2007. Revenue during 2008 primarily reflected the reimbursed costs and milestones earned in association with the company’s GSK and CFFT collaboration. Revenues for the fourth quarter ended December 31, 2008 were $3.8 million, compared with $5.9 million for the fourth quarter of 2007.
EPIX significantly reduced its research and development expenses for both the fourth quarter and full year ended December 31, 2008 compared with the same period of 2007. For the full year 2008, research and development expenses were $46.2 million compared with $57.5 million for 2007. For the fourth quarter of 2008, research and development expenses totaled $7.6 million compared with $14.3 million in the fourth quarter of 2007. The decrease in research and development expense for the full year and three-month period ended December 31, 2008 was primarily due to a combination of decreased clinical trial costs associated with the discontinuation of PRX-00023, previously being developed for depression, and the decrease in costs associated with the company’s October 2008 reduction in force and narrowed clinical and preclinical development focus.
General and administrative expense was $13.0 million for the full year 2008 compared with $20.1 million for 2007. The decrease in general and administrative expense in 2008 compared with 2007 was primarily due to the $5.7 million in non-recurring legal costs incurred in 2007 related to the company’s stock option inquiry. For the fourth quarter of 2008, general and administrative expense was $3.0 million compared with $3.4 million for the fourth quarter of 2007.
In addition, the company has $100.0 million of convertible debt currently outstanding. The $100.0 million of convertible debt will become due if the company cannot regain compliance with the continued listing requirements of the NASDAQ Global Market. The company has been notified by NASDAQ that it has until May 11, 2009 to regain compliance with NASDAQ Marketplace Rule 4450(b)(1)(A), which requires the company to maintain a shareholders’ equity of at least $10 million or a minimum market value of listed securities of $50 million. EPIX is taking steps to comply; however, there can be no assurance that the company will be able to do so.
Approximately 41.9 million shares of common stock were outstanding at December 31, 2008.
2008 and Recent Corporate Development Highlights
PRX-03140
PRX-03140 is a novel, highly selective, small-molecule agonist of a specific G-protein coupled receptor (GPCR) known as 5-HT4 for the treatment of Alzheimer’s disease.
•	In October 2008, EPIX presented “Strategy for Trial Design for Treatments with Potential Symptomatic and Disease Modifying Effects: Program Development Issues II” at the Alzheimer’s Association Research Roundtable: Optimal Trial Design for Disease Modifying Therapies in Alzheimer’s disease meeting in Washington, D.C.

•	In July 2008, EPIX gave two presentations at the Alzheimer’s Association International Conference on Alzheimer’s disease: “Results of a Phase 2a Study of a Novel 5HT4 Agonist for the Treatment of Alzheimer’s Disease” and “Stimulation of Serotonin Type 4 Receptors Leads to Increases in Alpha-Secreatase Activity and sAPPalpha: Potential for Disease Modification in Alzheimer’s Disease.”

•	In early May 2008, EPIX initiated its Phase 2b proof-of-concept program with the enrollment of patients in its combination trial; the trial initiation triggered a $7.5 million milestone payment from EPIX’s partner GlaxoSmithKline. Subsequently, in late May 2008, the company began enrollment in its monotherapy trial.

•	In March 2008, EPIX gave an oral presentation entitled “Results of a Phase 2A Study of a

Novel 5HT4 Agonist for the Treatment of Alzheimer’s Disease” at the Keystone Symposia Alzheimer’s Disease Meeting.
PRX-08066
PRX-08066 is a novel serotonin type 2B receptor (5-HT2B) antagonist that may represent a new mechanism of action for treating pulmonary hypertension (PH).
•	In August 2008, EPIX initiated its Phase 2b right-heart catheter study of PRX-08066 in patients with chronic obstructive pulmonary disease (COPD) and moderate-to-severe PH.

•	In May 2008, EPIX presented its Phase 2a data in an oral session entitled, an oral presentation entitled “Selective Serotonin-2B Receptor Antagonist PRX-08066 Improves Pulmonary Hypertension Associated with Chronic Obstructive Pulmonary Disease” at the International Conference of the American Thoracic Society.
Vasovist
Vasovist is an injectable intravascular contrast agent discovered internally at EPIX and is designed to provide improved imaging of the vascular system using magnetic resonance angiography (MRA).
•	In December 2008, EPIX received U.S. FDA approval of Vasovist.

•	Vasovist was approved for marketing in four additional countries between July and December 2008: Bosnia-Herzegovina, South Korea, Ukraine and Serbia. The imaging agent is now approved for marketing in 37 countries including the United States.
Preclinical Collaborations
Cystic Fibrosis Foundation Therapeutics (CFFT) Collaboration
EPIX scientists are using the internally developed Cystic Fibrosis Transmembrane conductance Regulator (CFTR) model to identify sites within the delta F508 mutation of the CFTR — the most common mutation in cystic fibrosis patients. It is believed that these sites may be promising targets for treatment. CFFT is working with EPIX to discover drug candidates that may work on those sites and possibly restore function to the mutated CFTR protein.
•	In March 2009, EPIX successfully completed in silico high throughput screening at four distinct sites in the delta F508 mutational form of CFTR for small molecules that may correct the defects in the mutation’s cellular processing and chloride channel gating. As a result of this achievement, EPIX will receive a $500,000 milestone payment from CFFT.

•	In October 2008, EPIX presented “Building the CF Therapeutic Pipeline” at the 22nd Annual North American Cystic Fibrosis Conference. The presentation focused on the dual-acting compounds recently discovered at EPIX.

•	In September 2008, EPIX announced a breakthrough in identifying two structural classes of dual-acting compounds that act as both potentiators and correctors that target the delta F508 mutation of the CFTR. As a result of this development, EPIX received a $500,000 milestone payment from CFFT.

•	In January 2008, EPIX received a $1.25 million milestone for the successful development of a validated model of a full-length CFTR ion channel protein.
GlaxoSmithKline (GSK) Collaboration
EPIX and GSK are engaged in a worldwide multi-target strategic collaboration to discover, develop and market novel medicines targeting four G-protein coupled receptors (GPCRs) for the treatment of a variety of diseases; this collaboration includes EPIX’s novel 5-HT4 partial agonist program, PRX-03140.
•	In June 2008, EPIX identified three lead candidates to move forward into lead optimization in its third G-protein coupled receptor (GPCR) discovery program. This milestone triggered a $5.5 million milestone payment.
Conference Call
EPIX is scheduled to hold a call and webcast to discuss its fourth quarter results at 11:00 a.m. (EDT) today, Thursday, March 12, 2009. The call can be accessed by dialing 1-888-679-8040 (domestic) or 1-617-213-4851 (international) five minutes prior to the start time and providing the passcode 83225075. The live webcast can be accessed by visiting the investor relations section of the company’s website at http://investor.epixpharma.com. A replay of the call may be accessed, beginning approximately two hours after the call’s conclusion, by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 and using the passcode 79407297. A webcast replay of the call will be available on the EPIX website approximately two hours after the completion of the call and will be archived for two weeks.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development (see www.trialforAD.com) to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen and Cystic Fibrosis Foundation Therapeutics.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance and available cash resources, regulatory, clinical and business strategies, the progress of our clinical development program, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: failure to obtain sufficient funds to continue our operations beyond August 2009; risks that our commons stock will be delisted from the NASDAQ Global Market and that our $100 million convertible debt becomes due; risks that we may be unable to monetize Vasovist prior to August 2009, if at all; risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-

filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues	$3,764	$5,909	$28,628	$14,960

Operating expenses:
Research and development	7,554	14,315	46,241	57,527
General and administrative	3,049	3,400	13,024	20,052
Royalties	2,558	255	3,362	595
Restructuring	242	—	242	350

Total operating expenses	13,403	17,970	62,869	78,524

Operating loss	(9,639)	(12,061)	(34,241)	(63,564)
Other income (expense), net	(771)	(244)	(2,430)	833
Provision for income taxes	—	—	—	58

Net loss	$(10,410)	$(12,305)	$(36,671)	$(62,789)

Net loss per share (basic and diluted)	$(0.25)	$(0.33)	$(0.88)	$(1.85)

Weighted average number of shares outstanding, basic and diluted	41,680	37,686	41,466	33,936

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	December 31,	December 31,
	2008	2007

Cash, cash equivalents and marketable securities	$24,597	$61,077
Total assets	41,069	78,075
Convertible debt	100,000	100,000
Total liabilities	135,161	139,367
Stockholders’ deficit	(94,091)	(61,292)